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                                                                    EXHIBIT 15.1




September 18, 2000




Federal Express Corporation
2005 Corporate Avenue
Memphis, Tennessee 38132

We are aware that Federal Express Corporation will be incorporating by reference in its previously filed Registration Statements No. 2-74000, 2-95720, 33-20138, 33-38041, 33-55055, 333-03443, 333-49411, 333-80001 and 333-39006 its Report on
Form 10-Q for the quarter ended August 31, 2000, which includes our report dated September 18, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered part of these registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                Very truly yours,


                                /s/ Arthur Andersen LLP

                               Arthur Andersen LLP